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August 2, 2000




Mr. Jeffrey V. Pirone
6418 Tilden Lane
N. Bethesda, Maryland  20852

Dear Jeff:

As we discussed, this letter agreement (the "Agreement") reflects the terms of your employment at Orbital Sciences Corporation ("Orbital") effective July 21, 2000. All necessary consents and approvals required of Orbital to enter into this Agreement have been obtained.

1.       Employment

         Effective July 21, 2000, you agree to resign from your position as Executive Vice President and Chief Financial Officer of Orbital and as a director and/or officer of Orbital and each of its subsidiaries and affiliates where you hold such a position. From July 21, 2000 through the earlier of (i) July 21, 2002, or (ii) such date that you accept a full-time position with another employer (such earlier date, the "Employment Termination Date"), you will remain employed by Orbital as Vice President, Special Projects, reporting to the Chief Executive Officer. In such capacity, you agree to make yourself reasonably available to provide reasonable assistance on an ad hoc part-time basis on such matters relating to Orbital's business as shall be reasonably requested by the Chief Executive Officer. In addition, you agree to make yourself reasonably available to provide reasonable assistance in order to support the transition of your duties, responsibilities, current assignments and projects to your successor. You agree to provide prompt written notice to Orbital of your acceptance of a full-time position with another employer within three business days of acceptance of such employment.

         In addition, you agree to make yourself reasonably available and to reasonably cooperate with Orbital in any litigation, investigation, action, suit or claim of whatever nature that may be brought by or against Orbital, its subsidiaries, affiliates, officers, directors or employees relating to or arising in connection with matters with which you were involved or of which you had knowledge during your employment with Orbital. After your Employment Termination Date, such availability and cooperation shall be subject to reasonable accommodation for the requirements of your new position. You shall not conduct any activities on behalf of Orbital or hold yourself out as representing Orbital except at the direction of the Chief Executive Officer.


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Jeffrey V. Pirone
August 2, 2000
Page Two


2.       Compensation

         Orbital agrees to pay you your full base salary through July 21, 2000. Any unpaid salary through such date shall be paid by direct deposit into your account no later than August 4, 2000. In lieu of any further salary payments to you after that date and as severance compensation for your past performance, Orbital agrees to pay you on or before August 10, 2000 by wire transfer in accordance with wiring instructions provided by you, a one-time cash payment of $731,000, which is equal to two (2) times your annual base salary of $295,000, plus 80% of your targeted annual incentive bonus for 2000.

         In addition, you shall be entitled to receive no more than three (3) non-discretionary cash bonuses in the amount of $75,000 each upon the successful consummation, to occur no later than December 31, 2000, of the following currently contemplated transactions: (i) Fairchild Defense divestiture, (ii) sale of Magellan Corporation and monetization of proceeds, and (iii) third party equity investment of at least $100 million in ORBCOMM or through Orbital with proceeds directed to ORBCOMM . Orbital shall pay you the cash bonus within fifteen (15) days following the closing of each transaction.

3.       Administrative Arrangement

         Orbital agrees to provide you reasonable administrative and secretarial support, including use of voice-mail and e-mail, through the Employment Termination Date.

4.       Benefits

         You shall be entitled to continue to participate in all employee health and welfare benefit plans in accordance with their terms through the Employment Termination Date. Thereafter, you may elect to continue coverage under COBRA at your expense.

5.       Retirement Plans

         You shall continue to be entitled to receive all benefits that may be due you under each of (1) the Orbital Deferred Salary & Profit Sharing Plan (the "Orbital 401(k)"), and (2) the Orbital 1995 Deferred Compensation Plan (the "Deferred Compensation Plan"), in each case in accordance with the terms of such plans. Subsequent to the Employment Termination Date, Orbital shall pay out the balance of your account in the Deferred Compensation Plan pursuant to your election under such plan and shall comply with your election with respect to your balance in the Orbital 401(k) in accordance with such plan.


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Jeffrey V. Pirone
August 2, 2000
Page Three

6.       Leave

         As of July 21, 2000, you will no longer accrue any leave under Orbital's composite leave policy. On August 4, 2000, you shall be paid by direct deposit in your account a lump sum payment for your hours of accrued but unused composite leave at your current salary rate through July 21, 2000.

7.       Stock Options, ESPP and Promissory Note

         Except as provided below, your stock options in Orbital shall vest immediately and you shall be entitled to exercise any or all stock options for a period of two (2) years from July 21, 2000, provided, however, that you agree to the substitution of nonstatutory stock options for incentive stock options to the extent necessary to implement the foregoing, and provided further that such exercise is permitted under Orbital's insider trading policy. Notwithstanding the foregoing, the 150,000 Orbital stock options granted to you on May 28, 1999 shall be cancelled as of the date of this Agreement. Your stock options in any Orbital subsidiaries or affiliates shall continue to vest until your Employment Termination Date. Upon your Employment Termination Date, all subsidiary or affiliate options that are not exercisable shall terminate and options that are exercisable on such date shall be exercisable and expire in accordance with their terms.

         You shall be eligible to continue to participate in the Orbital Employee Stock Purchase Plan for the year ended December 31, 2000. Thereafter, your eligibility to participate shall terminate.

         The Promissory Note dated May 1, 1998 in the amount of $50,000 payable to the order of Orbital shall be terminated and discharged by Orbital and Orbital shall surrender the original note marked "Paid and Cancelled." You shall assume full responsibility for the payment of any tax liability for federal and state taxes on amounts forgiven and discharged.

8.       Taxes

         All payments to be made to you by Orbital, including payments under paragraph 2, shall be made net of any federal, state and local taxes, FICA or other amounts required to be withheld by Orbital.

9.       Expense Reimbursement

         You shall be reimbursed for normal business expenses incurred prior to your Employment Termination Date, in accordance with Orbital's normal expense reimbursement policy.

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Jeffrey V. Pirone
August 2, 2000
Page Four


10.      Release

         Except as provided in this Agreement, you hereby release, acquit and forever discharge Orbital, its subsidiaries, affiliates, successors, officers, directors and employees, the Deferred Compensation Plan and the Orbital 401(k) (collectively, the "Orbital Entities") of and from, and hereby waive all rights with respect to, any and all rights, actions, suits, claims, causes of actions, damages, expenses or costs of whatever nature arising out of or related to (i) Orbital's employment of you, including but not limited to the Executive Employment Agreement between you and Orbital dated as of October 21, 1998, and any and all other contracts and agreements, whether oral or in writing, relating to such employment, (ii) the Deferred Compensation Plan and the Orbital 401(k), (iii) any health or other benefit plans maintained by Orbital or its affiliates, (iv) other matters referred to herein, and (v) Orbital's interaction with you up to the date of execution of this Agreement, including, but not limited to, any rights, actions, suits, claims, causes of action, or liability under (a) any federal, state or local statute or regulation, or (b) under common law principles, except claims or proceedings necessary to enforce the provisions of this Agreement, provided that you shall not be precluded from any action, suit or proceeding arising out of, pertaining to or based on facts not known to you as of the date of this Agreement. You further covenant and agree never to join in or commence any action, suit or proceeding, in law or in equity, or before any administrative agency, or to incite, encourage, or participate in any such action, suit or proceeding, against the Orbital Entities in any way pertaining to or arising out of your employment with Orbital, except claims or proceedings necessary to enforce the provisions of this Agreement. Orbital covenants and agrees not to commence any action, suit or proceeding, in law or in equity, against you, pertaining to or arising out of your employment with Orbital, except claims or proceedings necessary to enforce the provisions of this Agreement, provided that Orbital shall not be precluded from any action, suit or proceeding arising out of, pertaining to or based on facts not known to senior management of Orbital as of the date of this Agreement. This provision shall not release either party from its obligations under the Officer Indemnification Agreement between you and Orbital dated as of October 21, 1998.

         In connection with the settlement of the class action lawsuits relating to Orbital's restatement of its financial statements, you agree to review, execute and deliver any documents or agreements necessary to approve or implement such settlement including, but not limited to, the settlement agreement, the stipulation of settlement and a release of National Union Fire Insurance Company. In the event that the proposed settlement is changed in a manner that has a material adverse effect on you, you may reasonably decline to execute the related settlement documents and continue the litigation independently.

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Jeffrey V. Pirone
August 2, 2000
Page Five


11.      Officer Indemnification and Employment Agreements

         The terms and conditions of the Officer Indemnification Agreement by and between you and Orbital dated as of October 21, 1998, the Officer Indemnification Agreement by and between you and Magellan Corporation ("Magellan") dated as of January 1, 1998, the Director Indemnification Agreement by and between you and Magellan as of January 1, 1998, the Director Indemnification Agreement by and between you and ORBCOMM Corporation as of May 1998 and the Indemnification Agreement by and between you and ORBCOMM Global as of May 1998, shall remain in full force and effect. Arnold & Porter shall continue to represent you as set forth in those certain agreements between you and Arnold & Porter dated March 19, 1999 and an addendum dated March 23, 1999, provided that Orbital shall have the right to select different counsel of equivalent experience and capability if it determines that it is in the best interests of the Company or required as a result of any conflict of interest. You shall be provided coverage under Orbital's Director & Officer insurance policy, if applicable, to the extent permissible by law, with respect to any damages relating to or arising in connection with your service as an officer of Orbital. The Executive Employment Agreement between you and Orbital dated October 15, 1998 and the Performance Share Agreement between you and Orbital dated July 21, 1999 are hereby terminated effective July 21, 2000.

12.      Confidentiality

         You acknowledge that you have held a sensitive management position with Orbital and that, by virtue of having held such position, you have had access to and have learned confidential and proprietary information. You agree that until, and for a period of three years after the Employment Termination Date, you shall hold in confidence and not directly or indirectly disclose any confidential or proprietary information of Orbital or any of Orbital's subsidiaries or affiliates to any person or entity, or use any such confidential and proprietary information for any purpose, except as authorized by Orbital, provided that the foregoing restrictions shall not apply to information that becomes known to and available for use by the public other than as a result of your unauthorized acts or failures to act. You acknowledge that all materials that in any way contain, incorporate or reflect confidential or proprietary information of Orbital or any of Orbital's subsidiaries or affiliates, including but not limited to documents, reports, plans, notes, memoranda, sketches, drawings, discs and records (including electronic records), shall belong exclusively to Orbital. You agree to promptly deliver to Orbital all copies of such materials that you may possess or have under your control upon your Employment Termination Date or at the request of the Chief Executive Officer or General Counsel. You also agree not to disclose to any other person or entity the terms of this Agreement and agree not to disparage Orbital, its officers, affiliates or employees in any way and not

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Jeffrey V. Pirone
August 2, 2000
Page Six

         to engage in any conduct or make statements contrary to the interests of Orbital, its affiliates, officers or employees, except as may be required by law.

13.      Orbital Property

         On the Employment Termination Date or at the request of the Chief Executive Officer or General Counsel, you agree to return to Orbital all Orbital property in your possession, including computer equipment, fax machines, telephones, keys, credit cards, files and records.

14.      Noncompetition

         For two years from the date of this Agreement, except with the express written consent of the Chief Executive Officer, which consent shall not be unreasonably withheld, you agree not to perform consulting services for, or receive full-time or part-time employment from, any person or entity involved in a business that competes with any existing or planned business of Orbital or its subsidiaries or affiliates.

15.      Binding Agreement

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16.      Notice

         For the purposes of the Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed
         (i) if to Orbital, to Orbital Sciences Corporation, 21700 Atlantic Boulevard, Dulles, Virginia 20166, Attn: Legal Department, and (ii) if to you, to the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

17.      Miscellaneous

         You and Orbital agree that no provision of this Agreement may be modified, waived or discharged and no amendment or addition to this Agreement shall be binding unless such waiver, modification, discharge, amendment or addition is agreed to in writing, signed by both you and Orbital, and to the extent necessary, approved or authorized Orbital's Board of Directors or a committee thereof. No waiver by you or Orbital of any breach by the

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Jeffrey V. Pirone
August 2, 2000
Page Seven

         other, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provision of conditions at the same or at any prior or subsequent time. You and Orbital agree that no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement supersedes all prior agreements between Orbital and you with respect to the subject matter herein. The validity, interpretation, construction and performance of the Agreement shall be governed by the local laws of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under principles of conflicts of law).

18.      Validity

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.      Remedy for Breach

         In the event of a material breach of this Agreement, you and Orbital agree and consent that the non-breaching party shall be entitled to a decree of specific performance and injunctive or other equitable relief in addition to all other remedies available at law.

20.      Executed Counterparts

         This Agreement may be executed in counterpart and by facsimile.

It has been a great pleasure working with you during the past nine years and I deeply appreciate all that you have done for Orbital in that time. I look forward to continuing to work with you on the terms set out above.

Sincerely,

/s/ David W. Thompson

David W. Thompson
Chief Executive Officer

Acknowledged and Agreed:

/s/ Jeffrey V. Pirone
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Jeffrey V. Pirone
Dated:  August 3, 2000

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